Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

www.psbusinessparks.com

For Release:	Immediately
Date:	December 20, 2011
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Acquires 5.3 Million Square Foot Industrial and Flex Portfolio located in Northern California for $520 Million

GLENDALE, California — PS Business Parks, Inc. (NYSE:PSB) announced that it has acquired a 5.3 million square foot industrial and flex portfolio for $520 million. The portfolio consists of 18 multi-tenant business parks comprised of 2.9 million square feet of light industrial space and 2.4 million square feet of flex space. Located in the Bay Area, with concentrations in Oakland, Hayward, Fremont, Milpitas, San Jose, Santa Clara and Sunnyvale, the acquired portfolio is currently 82.2% leased to 216 tenants. Joseph D. Russell, Jr., President and Chief Executive Officer, commented, “This portfolio acquisition significantly enhances PSB’s presence in Northern California, providing a strong concentration of parks in markets that are poised for continued recovery. PSB has a deep understanding of these markets, and we are confident their economic strength and stability will provide opportunities to create value from this unique opportunity.” With this acquisition, the Company now owns 7.2 million square feet of multi-tenant industrial and flex space in 30 business parks in Northern California, which now accounts for 26.3% of the Company’s total portfolio. Russell continued, “With its strong market concentration and occupancy upside, this acquisition is in many ways similar to PSB’s 2003 acquisition of Miami International Commerce Center, where we were able to leverage our operational experience to exceed market occupancy. We anticipate having a similar opportunity with this portfolio.” The seller was RREEF America REIT II Corp. and its affiliate, Northern California Industrial Portfolio, Inc.

In connection with the transaction, the Company assumed a $250 million secured loan. The interest only loan has a fixed interest rate of 5.45% and matures in December 2016. In addition to the secured loan, the Company also entered into a three-year unsecured term loan for $250 million with Wells Fargo Bank. Interest on the unsecured term loan is based on LIBOR plus 1.20%. The balance of the funds for the acquisition came from retained cash and the Company’s credit facility. In connection with the acquisition, we have incurred approximately $2.8 million in third party costs which will be reported as additional G&A expense in the fourth quarter.

Please visit our website at www.psbusinessparks.com where you will find a direct link to information on this portfolio entitled “Northern California Industrial Flex Portfolio Acquisition” on the home page.

The Company will host a conference call on Wednesday, December 21, 2011, at 9:00 a.m. (PST) to discuss the acquisition in more detail. The toll free number is (888) 299-3246; the conference ID is 38450701. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through December 28, 2011 at (855) 859-2056. A replay of the conference call will also be available on the Company’s website.

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 20, 2011, the Company wholly owned 27.2 million rentable square feet with approximately 4,360 customers located in eight states, concentrated in California (11.1 million sq. ft.), Virginia (4.2 million sq. ft.), Florida (3.7 million sq. ft.), Texas (3.3 million sq. ft.), Maryland (2.4 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Company’s website at www.psbusinessparks.com.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors relate to, among others, difficulties encountered in integrating the properties, inability to realize expected synergies, unanticipated operating costs, unexpected declines in occupancy, and the effects of general and local economic and real estate conditions. Additional factors which could impact the forward-looking statements contained in this press release are contained in the company’s filings with the Securities and Exchange Commission. PS Business Parks, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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